Exhibit 99.1

FAT Brands Announces Acquisition of Smokey Bones Barbecue Chain

Global Franchisor Doubles Down on Polished Dining Segment

LOS ANGELES (Sept. 25, 2023) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today announces it has acquired the Smokey Bones Bar & Fire Grill restaurant chain from an affiliate of Sun Capital Partners, Inc. The acquisition marks the Company’s first foray into barbecue and expands FAT Brands’ portfolio of polished dining chains, which currently includes Twin Peaks. The purchase is expected to increase annual adjusted EBITDA by approximately $10 million, and bring 61 new corporate locations under FAT Brands’ umbrella. The $30 million transaction was funded from the Company’s existing securitization facilities.

“We continue to be selective and opportunistic in our acquisition strategy, targeting brands that are both scalable and synergistic with our existing platform,” said Rob Rosen, Co-CEO of FAT Brands. “We are pleased to add another polished dining brand, which will provide more options for our sales team to offer our franchise partners to further their new unit development.”

“As we have spent the year focusing on digesting past acquisitions, we’ve also been amplifying the explosive growth in our polished dining vertical,” said Andy Wiederhorn, Chairman and Founder of FAT Brands. “Having a strong player in the barbecue space provides another arrow in our quiver for the polished dining segment and opens the door for additional growth strategies for our sister brands. We look forward to generating impressive results, similar to our Johnny Rockets integration, which we also acquired from an affiliate of Sun Capital Partners.”

“We are excited to become a part of the FAT Brands family and benefit from their purchasing power and scale,” said Hal Lawlor, President of Smokey Bones. “Additionally, we see great opportunity in being a part of a leading global franchising company to further our growth with new franchised locations.”

Kroll Investment Banking acted as exclusive sell-side M&A advisor to Smokey Bones and Sun Capital Partners on the transaction.

For more information, visit www.fatbrands.com.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.

About Smokey Bones

The Masters of Meat. Smokey Bones Bar & Fire Grill is a full-service restaurant chain delivering great barbecue, award-winning ribs, perfectly seared steaks and memorable moments in 61 locations across 16 states. Smokey Bones serves lunch, dinner, and late night, and has a full bar featuring a variety of bourbons and whiskeys, a selection of domestic, import and local craft beers, and several signature handcrafted cocktails. Smokey Bones offers a variety of meats that are slow-smoked, fire-grilled, and available for dine-in, pick-up, online ordering, catering, and delivery. Smokey Bones offers a 10 percent discount to active duty and veterans with ID.  For additional information and a list of locations nationwide, please visit www.SmokeyBones.com. Smokey Bones, Meat is What We Do!

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s future financial performance and growth following the acquisition of Smokey Bones, including expectations of changes in the Company’s adjusted EBITDA, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the acquisition of Smokey Bones, and the Company’s ability to grow and expand sales and earnings following the acquisition. These risks, uncertainties and contingencies are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that the Company files from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

About Non-GAAP Projected Financial Measures

This press release includes projections of changes in future EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax expense (benefit), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance because it eliminates the impact of expenses that do not relate to business performance. The Company also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Investor Relations:

ICR

Michelle Michalski

ir-fatbrands@icrinc.com

646-277-1224

Media Relations:

Ali Lloyd

alloyd@fatbrands.com

435-760-6168